EXHIBIT 10(2)(1)a
FIRST AMENDMENT
TO THE
A. H. BELO SAVINGS PLAN
     A. H. Belo Corporation, a Delaware corporation, pursuant to authorization by the Compensation Committee of the Board of Directors, adopts the following amendments to the A. H. Belo Savings Plan (the “Plan”).
     1. Section 3.5 of the Plan (“Profit Sharing Contributions”) is amended by replacing the first sentence thereof with the following:
The Participating Employers may pay to the Trustee as a discretionary profit sharing contribution for each payroll period an amount equal to a specified percentage of the Compensation for the payroll period of each Participant who is eligible to receive a matching contribution under Section 3.4 and who is employed by a Participating Employer on the last day of the payroll period. The amount of such discretionary profit sharing contribution, if any, will be determined by the Compensation Committee of the Board of Directors of the Company.
     2. The foregoing amendment will be effective with respect to Plan Years beginning on or after January 1, 2009.
     Executed at Dallas, Texas, this 23rd day of September, 2008.
 A. H. BELO CORPORATION

By	/s/ Sheila Hartley
Sheila Hartley
Vice President/Human Resources